EXHIBIT 4.2.4

AMENDMENT NO. FOUR TO THE

LEGGETT & PLATT, INCORPORATED

STOCK BONUS PLAN

The undersigned officer of Leggett & Platt, Incorporated (the “Company”), in accordance with authority delegated pursuant to the resolutions of the Board of Directors of the Company on May 8, 2007 (copy attached), hereby adopts and enters into Amendment No. Four to the Leggett & Platt, Incorporated Stock Bonus Plan (the “Plan”).

WHEREAS, the Company maintains the Leggett & Platt, Incorporated Stock Bonus Plan (the “Plan”); and

WHEREAS, the Company reserved the right to amend the Plan at any time; and

WHEREAS, the Company determined that a partial plan termination did occur, effective November 13, 2007, in accordance with Section 4ll(c)(3) of the Internal Revenue Code, as a result of the Company’s strategic initiative announcement.

NOW THEREFORE BE IT RESOLVED, that the Company hereby amends the Plan to immediately 100% fully vest all actively employed participants on November 13, 2007 who were either (l) employed by a branch on the attached “divest” list or (2) employed by a branch on the attached “fix” list and/or identified by the corporate Human Resources Employee Relations staff as being affected by the partial plan termination.

FURTHER RESOLVED, that this resolution shall constitute an Amendment No. Four to the Plan without any further action.

I hereby certify that this amendment is within my authority to adopt.

Dated April 16, 2008.

LEGGETT & PLATT, INCORPORATED

/s/ ERNEST C. JETT
Ernest C. Jett Senior Vice President, General Counsel and Secretary